SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the registrant ☒

Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement.
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).
☒	Definitive proxy statement.
☐	Definitive additional materials.
☐	Soliciting materials pursuant to Rule 14a-11(c) or Rule 14a-12.

MBT Financial Corp.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(I)(1) and 0-11.

(1)	Title of each class of security to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notice of Annual Meeting of Shareholders

May 3, 2012

To the Shareholders of MBT Financial Corp.:

The Annual Meeting of Shareholders of MBT Financial Corp. will be held at the Monroe Bank & Trust headquarters at 10 Washington Street, Monroe, Michigan 48161 on Thursday, May 3, 2012, at 10:00 a.m. (local time), for the following purposes:

1.	Proposal One – To elect nine directors of MBT Financial Corp.

2.	Proposal Two – Ratification of the appointment of Plante & Moran, PLLC as the independent auditors of the Corporation for the 2012 fiscal year.

3.	Proposal Three – To transact such other business as may properly come before the Annual Meeting or any adjournment of it.

Only shareholders of record at the close of business on March 9, 2012 are entitled to notice of and to vote at the Annual Meeting or any adjournment of it.

By order of the Board of Directors,

H. Douglas Chaffin, President and
Chief Executive Officer

Your vote is important. Even if you plan to attend the Annual Meeting, please complete, date and sign the enclosed proxy and return it promptly in the enclosed envelope or follow the voting instructions for telephone voting.

Table of Contents

Date, Time and Place of the Annual Meeting	1

Introduction	1

Important Notice regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 3, 2012	1

General Information about the Annual Meeting and Voting Securities and Procedures	1

Ownership of Voting Shares	6

Proposal One – The Election of Directors	7

Proposal Two – Ratification of the Appointment of Auditors	10

Corporate Governance	10

Audit Committee Report	17

Principal Accounting Firm Fees	18

Executive Compensation	18

Director Compensation	28

Director Independence and Related Party Transactions	31

Review, Approval or Ratification of Transactions with Related Persons	32

Section 16(a) Beneficial Ownership Reporting Compliance	33

Other Business	33

Delivery of Documents to Shareholders Sharing an Address	33

MBT FINANCIAL CORP.

102 EAST FRONT STREET

MONROE, MICHIGAN 48161

PROXY STATEMENT FOR ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD MAY 3, 2012

Date, Time and Place of the Annual Meeting

The Annual Meeting of Shareholders of MBT Financial Corp. (the “Annual Meeting”) will be held on Thursday, May 3, 2012, at 10:00 a.m., local time, at the Monroe Bank & Trust headquarters at 10 Washington Street, Monroe, Michigan 48161.

Introduction

This Proxy Statement is being furnished to shareholders of MBT Financial Corp. (“MBT” or the “Corporation”) in connection with the solicitation of proxies by the Board of Directors of the Corporation to be used at the Annual Meeting, and any adjournment of the Annual Meeting, to be held at the time and place set forth in the accompanying notice. It is anticipated that the mailing of this Proxy Statement and the enclosed proxy card will commence on or about March 20, 2012.

At the Annual Meeting, shareholders of the Corporation will be asked to take action regarding two specific proposals: (1) to elect nine directors; and (2) to ratify the appointment of the auditors of the Corporation.

Important notice regarding the availability of Proxy Materials for the Annual Meeting to be Held on May 3, 2012

This Proxy Statement, the Corporation’s Form 10-K for the year ended December 31, 2011, and the Corporation’s 2011 Annual Report to shareholders all are available at www.proxyvote.com.

General Information about the Annual Meeting and Voting Securities and Procedures

Who may vote at the Annual Meeting?

The Board of Directors has fixed the close of business on March 9, 2012 as the record date for the determination of shareholders who are entitled to notice of and to vote at the Annual Meeting. The transfer books of the Corporation will not be closed. You are entitled to one vote for each share of common stock you held on the record date, including shares:

♦	held directly in your name; and

♦	held for you in an account with a broker, bank or other nominee (shares held in “street name”).

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How many shares must be present to hold the Annual Meeting?

A majority of the Corporation’s outstanding shares of common stock as of the record date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a quorum. On the record date there were 17,310,658 shares of the Corporation’s common stock, without par value outstanding, the holders of which are entitled to one vote per share. Your shares are counted as present at the Annual Meeting if you:

♦	are present and vote in person at the Annual Meeting; or
♦	have properly submitted a proxy card or have voted electronically or by telephone prior to the Annual Meeting.

Abstentions and broker non-votes on proposals for which brokers have discretionary voting authority are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

What is “Householding”?

Householding is a procedure approved by the Securities and Exchange Commission (the “SEC”) under which shareholders who have the same address and last name may receive only one copy of our Proxy Statement and Annual Report from a single broker, bank or other nominee, unless one or more of these shareholders notifies the broker, bank or other nominee that they wish to continue to receive individual copies.

At the present time, the Corporation does not “household” for any of our shareholders of record.

How may I obtain a separate set of proxy materials?

If you hold shares in street name, your broker, bank or other nominee may be delivering only one copy of our Proxy Statement and Annual Report to multiple shareholders of the same household who share the same address, and may continue to do so, unless your broker, bank or other nominee has received contrary instructions from one or more of the affected shareholders in the household. If you are such a beneficial holder, contact your broker, bank or other nominee directly in order to receive a separate set of our Annual Report and proxy materials.

If you are a record owner of our shares you may obtain additional copies of our Annual Report and proxy materials by contacting James E. Morr, Secretary, MBT Financial Corp., 102 East Front Street, Monroe, Michigan 48161.

You may also obtain a copy of the Proxy Statement, Form 10-K for the year ended December 31, 2011 and the Annual Report on the internet by entering the 12 digit control number on your proxy card at www.proxyvote.com, or at www.snl.com/irweblinkx/docs.aspx?iid=4056273

What proposals will be voted on at the Annual Meeting?

At the Annual Meeting there will be two specific proposals that will be voted on by the shareholders entitled to notice of and to vote.

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1.   Proposal One – To elect nine directors to the Board of Directors.

2.   Proposal Two – Ratification of the appointment of Plante & Moran, PLLC as the independent auditors of the Corporation for the 2012 fiscal year.

Who is requesting my vote and proxy solicitation?

The solicitation of proxies on the enclosed form is made on behalf of the Board of Directors of the Corporation and will be conducted primarily through the mail. Please mail your completed proxy in the envelope included with these proxy materials. In addition to the use of the mail, members of the Board and certain officers and employees of the Corporation or its subsidiaries may solicit the return of proxies by telephone, facsimile, and other electronic media or through personal contact. The directors, officers and employees that participate in such solicitation will not receive additional compensation for such efforts, but will be reimbursed for out-of-pocket expenses. The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy will be borne by the Corporation. The Corporation will also request persons, firms and corporations holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in doing so.

The Corporation has retained Morrow & Company, LLC, a proxy solicitation firm, to assist the Corporation in soliciting proxies. The Corporation estimates that the costs of these services will be approximately $7,000.

How many votes are required to approve each proposal?

To approve the two proposals, the following proportion of votes is required:

Item	Vote Required
Election of directors	Directors are elected by a plurality of the votes cast at the Annual Meeting

Selection of Plante & Moran, PLLC as Auditors	Approval of the majority of the votes cast at the Annual Meeting

Many of the Corporation’s shareholders hold their shares in “street name”—in the name of a brokerage firm. If you hold your shares in “street name,” please note that only your brokerage firm can sign a proxy on your behalf. The Board of Directors urges you to contact the person responsible for your account today and instruct them to execute a proxy on your behalf for the Annual Meeting.

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How are votes counted?

A shareholder may:

As to the election of directors:

♦	Vote “FOR” all of the nominees for director
♦	Withhold votes on all of the nominees for director
♦	Withhold votes for one or more nominees for director

Because the election of directors is determined by a plurality, the nominees receiving the most votes “FOR” are elected. Broker non-votes and shares present but withheld from voting on the election of one or more directors will have no effect on the outcome of the election of directors. If your shares are held by a broker, your broker is not permitted to vote on your behalf on the election of directors unless you provide specific instructions by following the instructions from your broker about voting your shares by telephone or internet or completing and returning the voting instruction form. For your vote to be counted in the election of directors, you must communicate your voting decisions to your bank, broker or other holder of record before the date of the Annual Meeting.

In regard to Proposal Two (the vote to ratify the appointment of Plante & Moran, PLLC as the independent auditors of the Corporation for the 2012 fiscal year), you may:

♦	Vote “FOR” the proposal
♦	Vote “AGAINST” the proposal
♦	Abstain from voting on the proposal

The affirmative vote of a majority of the votes cast by the holders of the Corporation’s common stock is required to approve Proposal Two. As provided by the Michigan Business Corporation Act, an abstention is not a “vote cast.” Abstentions from voting and broker non-votes, if any, on Proposal Two are not treated as votes cast and, therefore, will have no effect on outcome of the passage of the proposal.

How does the Board recommend that I vote?

The Board of Directors recommends that you vote “FOR” all of the director nominees listed in Proposal One. The Board also recommends that you vote “FOR” Proposal Two.

In the absence of voting instructions, a valid proxy will be voted “FOR” the election of the management director nominees listed in this Proxy Statement and “FOR” the ratification of the auditors. The proxy committee will also vote such shares in their discretion for any other business that properly comes before the Annual Meeting.

How do I vote my shares without attending the Annual Meeting?

Whether you hold shares directly or in street name, you may direct your vote without attending the Annual Meeting. If you are a shareholder of record, you may vote by granting a proxy as follows:

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♦	By Mail – You may vote by mail by signing and dating your proxy card and mailing it in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example as guardian, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.
♦	By Phone – You may vote by phone by calling 1-800-690-6903 and following the instructions given.
♦	By Internet – You may vote by internet at www.proxyvote.com by entering the 12 digit control number on your proxy card and following the instructions.

Your vote by phone or internet is valid as authorized by the Michigan Business Corporation Act.

For shares held in street name, you should follow the voting instructions provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, in some cases, submit voting instructions by telephone or the internet. If you provide specific voting instructions by mail, telephone, or internet, your broker or nominee will vote your shares as you have directed.

How do I vote my shares in person at the Annual Meeting?

Even if you plan to attend the Annual Meeting, we encourage you to vote by mail, phone, or internet so your vote will be counted if you later decide not to attend the Annual Meeting.

If you choose to vote at the Annual Meeting:

♦	If you are a shareholder of record, to vote your shares at the Annual Meeting you should bring the enclosed proxy card and proof of identity.
♦	If you hold your shares in street name, you must obtain a proxy in your name from your bank, broker or other holder of record in order to vote at the Annual Meeting.

Bring the proxy (for record holders) or proof of beneficial ownership (for street name holders), such as a recent brokerage statement or a letter from your bank or broker, and proof of identity for admission to the Annual Meeting.

What does it mean if I receive more than one proxy?

It likely means you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy.

May I revoke or change my vote?

Yes. The proxy may be revoked at any time before it is voted by written notice to the Corporation prior to the start of the Annual Meeting, and any shareholder attending the Annual Meeting may vote in person whether or not he has previously submitted a proxy. Written notices of revoked proxies may be directed to James E. Morr, Secretary, MBT Financial Corp., 102 East Front Street, Monroe, Michigan 48161.

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When will the proxy and Annual Report be mailed to shareholders?

This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders and Proxy are being mailed to the Corporation’s shareholders on or about March 20, 2012, together with the Annual Report.

Ownership of Voting Shares

The following table sets forth the beneficial ownership of the shares of common stock of the Corporation by each of the Corporation’s directors and nominees for election as a director and the Corporation’s named executive officers, and the directors, nominees and executive officers as a group, as of March 9, 2012.

Name of Beneficial Owner	Shares of Common Stock Owned (1)		Percent of Class

Peter H. Carlton	142,125	(2)	*
H. Douglas Chaffin	210,843	(3)	1.2%
Joseph S. Daly	138,040	(4)	*
Edwin L. Harwood	99,417	(5)	*
Scott E. McKelvey	77,700	(6)	*
Michael J. Miller	113,125	(7)	*
James E. Morr	138,866	(8)	*
Thomas G. Myers	127,216	(9)	*
Debra J. Shah	74,000	(10)	*
John L. Skibski	84,700	(11)	*
Philip P. Swy	33,554	(12)	*
Karen M. Wilson-Smithbauer	70,859	(13)	*

All Directors, Nominees and Executive Officers as a Group (13 in group)	1,403,139		8.1%

* Ownership is less than 1% of the class.

(1)	Except as otherwise noted, none of the named individuals shares with another person either voting or investment power as to the shares reported.
(2)	Includes 134,125 shares subject to shared voting and investment power and 8,000 shares subject to options, which are presently exercisable.
(3)	Includes 134,000 shares subject to options, which are presently exercisable, 10,000 shares which are restricted until September 23, 2012, 5,000 shares which are restricted until September 23, 2013, and 5,000 shares which are restricted until September 23, 2014. The restricted shares have voting rights and are eligible to receive dividends, if any, but may not be sold while restricted.
(4)	Includes 5,979 shares subject to shared voting and investment power, 58,131 share units issued under the director deferred compensation plan and 4,000 options, which are presently exercisable.
(5)	Includes 26,463 shares owned by clients of Harwood Investment Strategies, LLC for which the director has shared investment authority, no voting authority, and disclaims beneficial ownership.

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(6)	Includes 49,200 shares subject to options, which are presently exercisable, 10,000 shares which are restricted until September 23, 2012, 5,000 shares which are restricted until September 23, 2013, and 5,000 shares which are restricted until September 23, 2014. The restricted shares have voting rights and are eligible to receive dividends, if any, but may not be sold while restricted.
(7)	Includes 105,125 shares subject to shared voting and investment power and 8,000 shares subject to options, which are presently exercisable.
(8)	Includes 55,366 shares subject to options, which are presently exercisable, and 20,000 shares which are restricted until June 30, 2012. The restricted shares have voting rights and are eligible to receive dividends, if any, but may not be sold while restricted.
(9)	Includes 59,366 shares subject to options, which are presently exercisable, 10,000 shares which are restricted until September 23, 2012, 5,000 shares which are restricted until September 23, 2013, and 5,000 shares which are restricted until September 23, 2014. The restricted shares have voting rights and are eligible to receive dividends, if any, but may not be sold while restricted.
(10)	Includes 4,000 shares subject to options, which are presently exercisable.
(11)	Includes 3,900 shares subject to shared voting and investment power, 49,200 shares subject to options, which are presently exercisable, 10,000 shares which are restricted until September 23, 2012, 5,000 shares which are restricted until September 23, 2013, and 5,000 shares which are restricted until September 23, 2014. The restricted shares have voting rights and are eligible to receive dividends, if any, but may not be sold while restricted.
(12)	Includes 5,070 shares subject to shared voting and investment power and 4,000 shares subject to options, which are presently exercisable.
(13)	Includes 4,000 shares subject to options, which are presently exercisable.

As of March 9, 2012, no person was known by the Corporation to be the beneficial owner of more than 5% of the outstanding shares of common stock of the Corporation, except as follows:

Name and Address of Beneficial Owner	Shares of Common Stock Owned	Percent of Class

John F. Weaver 305 West Elm Avenue Monroe, Michigan 48162	900,100	5.2%

PROPOSAL ONE: ELECTION OF DIRECTORS

The number of directors of the Corporation has been fixed at nine. At the Annual Meeting, nine directors will be elected to a one-year term, to hold office until the Annual Meeting of Shareholders in 2013, or until their successors shall be duly elected.

The nominees for election at the Annual Meeting are Peter H. Carlton, H. Douglas Chaffin, Joseph S. Daly, Edwin L. Harwood, Michael J. Miller, Debra J. Shah, John L. Skibski, Philip P. Swy, and Karen M. Wilson-Smithbauer. Each of the nominees is currently a director of the Corporation.

Nominees

We have set forth below information about the nominees made by the Corporation’s Governance Committee for election to the Corporation’s Board of Directors.

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Name, Age, Principal Occupation for the Past Five Years, and Qualifications as a Director	Positions and Offices Held with the Corporation	Director Since
Peter H. Carlton, 63, is a Member of Cooley, Hehl, Wohlgamuth and Carlton, PLLC, a Certified Public Accounting firm. Mr. Carlton has been a certified public accountant since 1974, and as a partner of a CPA firm for more than 30 years, he has significant financial knowledge. Due to his experience in preparing financial statements and conducting audits he serves as the Chairman of our Audit Committee and is the designated “financial expert.”	Director	2004

H. Douglas Chaffin, 56, is the President and Chief Executive Officer of MBT Financial Corp. and Monroe Bank & Trust. Mr. Chaffin has a long history of leadership roles in the banking industry, having served in an executive capacity with First Michigan Bank Corp. and Huntington National Bank. He also has served as the Chairman of the Michigan Bankers’ Association and on the Government Relations Council of the American Bankers Association. In 2011 Mr. Chaffin was named “Banker of the Year” by the Michigan Bankers’ Association.	President, Chief Executive Officer and a Director	2004

Joseph S. Daly, 52, is the President and General Counsel of Daly Merritt Properties, Inc. and Assistant Dean of the University of Detroit Mercy School of Law. He also holds officer/director positions with Daly Real Estate Services, Inc.; Eureka Middlebelt, LLC; Fort Eureka, LLC; Daly Merritt Properties, Inc.; Oak Wyandotte, LLC; Parke Lane Landing, LLC; and Daly Merritt Select, Inc.

Mr. Daly has a vast background of experience in insurance, law, real estate, and banking obtained throughout his career, which has included service as a director of Charter National Bank and Community Director of Charter One Bank.

	Director	2003

Edwin L. Harwood, 57, has been a Member and Manager of Harwood Investment Strategies LLC, a registered investment advisory firm he formed in 2005. Prior to that he was the General Manager of Ed Harwood Buick-Pontiac Inc., an automotive retailer. Mr. Harwood’s financial experience includes a Bachelor of Arts degree in Financial Administration, and more than 25 years of experience managing an automotive retailer, including supervising the accounting function. He also has seven years of professional investment experience.	Director	2009

Michael J. Miller, 63, is the Chief Executive Officer of Floral City Beverage Inc., a wholesale beer distributor. Mr. Miller has a broad based knowledge of business, having been the CEO of his company since 1982. In addition to his 11 years of service on our Board, he was a Director of Security Bank of Monroe and has served in leadership roles on numerous non-profit and trade related boards and committees.	Chairman of the Board of Directors	2000

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Name, Age, Principal Occupation for the Past Five Years, and Qualifications as a Director	Positions and Offices Held with the Corporation	Director Since
Debra J. Shah, 65, is the President of Sensational Beginnings, a catalog and internet retailer of children’s products. Mrs. Shah is an entrepreneur with over 24 years of experience as the President and owner of her company, a local business with national and international catalog and internet sales. She has experience in management, finance, marketing, and budgeting. She has also served as a board member of Mercy Memorial Hospital.	Director	2006

John L. Skibski, 47, is the Executive Vice President and Chief Financial Officer of MBT Financial Corp. and Monroe Bank & Trust. He is also a Director of the Federal Home Loan Bank of Indianapolis.

Mr. Skibski has an MBA degree in Finance and has the Certified Management Accountant and Certified in Financial Management designations from the Institute of Management Accountants. He has obtained extensive knowledge of bank investments, treasury management, and asset/liability management during his 25-year career with Security Bank of Monroe, First of America Bank, and Monroe Bank & Trust. He has also gained knowledge through his service on the Audit, Budget/IT, and Executive/Governance Committees of the Federal Home Loan Bank of Indianapolis.

	Executive Vice President, Chief Financial Officer and a Director	2008

Philip P. Swy, 59, is the Chief Executive Officer of Michigan Tube Swagers & Fabricators Inc., a hospitality table and chair manufacturer marketing as MTS Seating.

Mr. Swy has obtained an extensive background of executive, marketing, managerial, manufacturing, and marketing experience in his 36 year career with MTS and its affiliated companies. His experience with MTS Seating and its affiliates includes service as Sales Manager, Vice President & General Manager, President, and Chief Executive Officer. He has also obtained a great deal of knowledge in banking in his 15 years of service as a Director and member of the Audit, Loan Review, Wealth Management, and Compensation Committees.

	Director	1997

Karen M. Wilson-Smithbauer, 67, has been the President of the Karen Colina Wilson Foundation since 2006. Prior to that she was the Chairman and Chief Executive Officer of Central Distributors of Beer, a wholesale beer distributor. She is also a 49% owner of Lyons Consulting Group, LLC, an e-commerce design, development, and support firm in Chicago, Illinois.

As President and CEO of Central Distributors, Ms. Wilson gained experience in strategic planning and financial analysis. Her financial background included supervision of the financial officer and prior to becoming President she was responsible for operations. Ms. Wilson has an extensive background of leadership in charitable organizations, and is currently a director for First Step, Downriver Council of Arts, Everybody Ready, and the Oakwood Foundation. She is Chairwoman of the Oakwood Hospital Women’s Advisory Board.

	Director	2005

There were no agreements or understandings pursuant to which any of the persons listed above was selected as a director.

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The Board of Directors of MBT met fourteen times in 2011. In 2011, each director attended at least 75% of the combined total of meetings of the Board and meetings of each committee on which such director served.

The directors are elected by a plurality of votes and therefore the nominees receiving the most votes will be elected.

The Board recommends a vote “FOR” all of the nominees listed above.

PROPOSAL TWO: RATIFICATION OF AUDITOR

The Audit Committee of the Board of Directors proposes and recommends that the shareholders ratify the Audit Committee’s selection of the firm of Plante & Moran, PLLC to serve as the Corporation’s independent registered public accounting firm for the Corporation for the year 2012. The firm has served as independent auditors for the Corporation since 2002. Representatives of Plante & Moran, PLLC will be present at the Annual Meeting to make such comments as they desire and to respond to questions from shareholders of the Corporation. Shareholder ratification of the appointment of an independent registered public accounting firm is not required by law, but the Corporation has determined to submit their appointment to a shareholder vote in order to give the shareholders a voice in the designation of the Corporation’s auditors. If the resolution approving Plante & Moran, PLLC as the Corporation’s independent registered public accounting firm is rejected by the shareholders, then the Audit Committee will reconsider its choice of independent auditors. Even if the resolution is approved, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Corporation and its shareholders.

The affirmative vote of a majority of the votes cast by the holders of the Corporation’s common stock is required to approve Proposal Two.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS RECOMMENDS THE ADOPTION OF THE RESOLUTION.

Corporate Governance

Board Independence

The Board of Directors has determined that all current directors and nominees have met the independence standards of the National Association of Securities Dealers listing standards and SEC rules, with the exception of (i) Mr. Chaffin, our Chief Executive Officer; (ii) Mr. Skibski, our Chief Financial Officer; and (iii) Joseph S. Daly. In making its determination regarding independence, the Board took into account the transactions disclosed under the caption “Director Independence and Related Party Transactions” appearing in this Proxy Statement. In making this determination, the Board has concluded that none of following members has a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Directors and nominees deemed independent by the Board are Peter H. Carlton, Edwin L. Harwood, Michael J. Miller, Debra J. Shah, Philip P. Swy, and Karen M. Wilson-Smithbauer.

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Board Chair

The Board of Directors has adopted a Corporate Governance Guidelines and Director Policy that requires that the position of Board Chair be separated from that of the CEO. The Board of Directors believes this separation supports good corporate governance.

Risk Oversight

The Board of Directors maintains responsibility for oversight in certain key areas of risk.   A clear understanding and working knowledge of the material risks inherent to the Company’s activities is an absolute necessity.   Material risks routinely monitored by the Board, or a specific committee of the Board, as the case may be, include:  market risk; credit risk; and compliance risk.  A brief description of the Board’s function in monitoring these risks follows below.

Market Risk:  Market risk is the exposure to loss resulting from changes in interest rates and asset values.  The primary market risk to which we are subject is interest rate risk.  The majority of our interest rate risk arises from the instruments, positions and transactions entered into for purposes other than trading such as loans, available for sale securities, interest bearing deposits, short term borrowings and long term borrowings.  Interest rate risk occurs when interest bearing assets and liabilities reprice at different times as market interest rates change.

The Board has constituted an Asset/Liability Committee comprised exclusively of senior executive officers (the “ALCO Committee”), which has been charged with the monthly and quarterly monitoring of interest rate risk, including monitoring the effectiveness of the processes and control procedures used by the Bank to monitor the relative mix of assets and liabilities.  The principal components of asset/liability management include, but are not limited to liquidity planning, capital planning, gap management and spread management.  The ALCO Committee submits a report of its monthly and quarterly findings to the full Board of Directors.

Credit Risk:  The risk of nonpayment of loans, or credit risk, is inherent in commercial banking. The Board has appointed a Loan Review Committee responsible for overseeing all lending activities of the Bank, which includes approving all loan relationships in excess of the dollar amount set from time to time by the Board in the Loan Policy, reviewing all classified loans, monitoring the concentration of the Bank’s loans within specific industries and monitoring the Bank’s loan application and approval procedures.

Regardless of whether a new loan request, a formal loan proposal, or an annual loan relationship review, each proposed loan, existing loan, or loan relationship has an assigned Loan Risk Rating, which grades credit risk based on credit factors, collateral adequacy, and financial strength of the loan relationship. Decisions on loan approvals are made based on the most complete up-to-date information available. The defined Loan Risk Ratings are designed to cover a broad range of customers, so dominant risk characteristics determine the rating assigned. In some instances, additional pricing, collateral, covenants, or risk mitigants may be necessary to reduce risk or credit exposure, or to improve relationship profitability.

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Compliance Risk:  The banking industry is heavily regulated, and the activities and operations of the Bank are subject to a number of detailed, complex and sometimes overlapping laws and regulations. The Board, through its Audit Committee, is also responsible for overseeing the Bank’s compliance with these various laws and regulations, which include without limitation state usury and consumer credit laws, the Federal Truth-in-Lending Act (Regulation Z), the Federal Equal Credit Opportunity Act (Regulation B), the Fair Credit Reporting Act (Regulation V), the Truth in Savings Act (Regulation DD), the Community Reinvestment Act (Regulation BB), the Bank Secrecy Act, anti-redlining legislation and antitrust laws.   As part of this process, the Audit Committee also monitors the effectiveness of the internal controls implemented to safeguard against operational risks, including, but not limited to, data processing system failures and errors, customer or employee fraud and catastrophic failures resulting from terrorist acts or natural disasters.

Board Meetings

During 2011, the Board of Directors held a total of 14 meetings. Each director attended at least 75% of the total number of meetings of the Board and of all committees on which he or she served. The Corporation’s Corporate Governance Guidelines and Directors’ Policy requires that the Board conduct at least one executive session per calendar quarter at which only non-employee directors are present. Neither the Board nor the Governance Committee has implemented a formal policy regarding director attendance at the Annual Meeting. Typically, the Board holds its annual organizational meeting directly following the Annual Meeting, which results in most directors being able to attend the Annual Meeting. In 2011, all ten directors attended the Annual Meeting.

Board Committees

The Board of Directors currently has, and appoints members to, three standing committees: the Audit Committee, the Compensation Committee and Governance Committee. Each member of these committees is independent as defined by applicable NASDAQ and SEC rules. Each of the committees has a written charter approved by the Board, all of which may be found on the Corporation’s website at www.mbandt.com. The current members of the committees are identified below:

Director		Audit		Compensation		Governance
Peter H. Carlton	✓	(Chair)	✓		✓
Joseph S. Daly			✓	(Chair)
Edwin L. Harwood	✓		✓
Michael J. Miller	✓		✓		✓	(Chair)
Debra J. Shah					✓
Philip P. Swy	✓		✓

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Audit Committee. (Mr. Carlton, Chair, and Messrs. Harwood, Miller, and Swy.)

The Audit Committee met six times during 2011. The Audit Committee serves in a multiple capacity as the Audit Committee of the Corporation and its subsidiaries. The functions of the Audit Committee include the engagement of independent auditors, reviewing with those independent auditors the plans and results of the audit engagement of the Corporation, approving the annual audit plan and reviewing the results of the procedures for internal auditing, reviewing the independence of the independent auditors, reviewing the Corporation’s financial results and SEC filings, reviewing the effectiveness of the Corporation’s internal controls and similar functions and approving all auditing and non-auditing services performed by its independent auditors. The Board of Directors has adopted a written charter for the Audit Committee, which may be found on the Corporation’s website at www.mbandt.com. All members of the Audit Committee are outside directors as determined under the MBT Corporate Governance Guidelines & Directors’ Policy. In addition the Board has determined that all members meet the independence standards of the National Association of Securities Dealers listing standards. The Board has determined that Peter H. Carlton is an audit committee financial expert and is independent as described in the preceding sentence. The report of the Audit Committee with respect to 2011 appears under the caption “Audit Committee Report.”

Compensation Committee. (Mr. Daly, Chair, Messrs. Carlton, Harwood, Miller and Swy.)

The Compensation Committee met two times during 2011. The Compensation Committee is responsible for the oversight and administration of the compensation and benefit plans of the Corporation and determines compensation for directors, executive officers and senior management. All members of the Compensation Committee are outside directors as required by and determined under the MBT Corporate Governance Guidelines & Directors’ Policy. The Board has determined that each member meets the independence standards of the National Association of Securities Dealers, with the exception of Mr. Daly, who was appointed to the committee following the death of Thomas M. Huner, the former chair of the committee. NASDAQ rules provide an exemption that allows the Corporation to appoint a non-independent director as a member of the Compensation Committee under exceptional and limited circumstances. Service on the Compensation Committee under this exemption can be for a period of no longer than two years. Mr. Huner’s unexpected death on October 25, 2011 created a vacancy on the compensation committee and the Board determined that under these exceptional circumstances it was in the best interests of the Corporation and its Shareholders to appoint Mr. Daly as a member of the Compensation Committee.

The firm of Findley Davies, Inc. is engaged directly by the Compensation Committee to provide consulting services to this Committee on matters relating to the compensation of named executive officers and directors. The consultant is engaged by the Compensation Committee to provide:

•	market pay data and related analysis;

•	timely and relevant information on industry and peer group pay practices;

•	guidance on alternative approaches to delivering compensation to executive officers and directors consistent with the Board’s compensation philosophies and objectives;

•	modeling of financial and compensation impact of pay plan alternatives;

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•	current and projected values for each element of compensation delivered to executive officers;

•	technical briefings on statutes and regulations impacting executive compensation and related compliance;

•	support as required in preparing plan documents, agreements and disclosures; and

•	administrative support relating to maintaining reports, documents, and analysis.

The consultant provides services and performs work under the direction of the Compensation Committee Chairperson. The Compensation Committee Chairperson provides instruction to the consultant on the nature and scope of work to be performed, and authorizes or is made aware of any work performed or communications with management or the staff of the Corporation.

Governance Committee. (Mr. Miller, Chair, Mr. Carlton, and Mrs. Shah.)

The Governance Committee met one time in 2011. The Governance Committee of MBT serves as the nominating committee of the Board of Directors. The Board has determined that each member of the Governance Committee meets the independence standards of the National Association of Securities Dealers. The Governance Committee provides reports and makes recommendations to the Board on matters such as nominees for director, the duties of directors, director qualifications, Board structure, Board functions, Board committee structure and responsibilities and general policies. The Board has adopted a Governance Committee Charter, which may be found on the Corporation’s website at www.mbandt.com.

Director Candidates

The Governance Committee reviews the performance of incumbent directors. The Governance Committee seeks characteristics in proposed nominees to the Board of Directors that will complement or expand those of the existing members and that are particularly relevant to competitive advantage and other issues anticipated by the Corporation and its subsidiaries. The Governance Committee selects nominees for the Board who are subsequently authorized by the full Board for submission for approval by shareholders. The Governance Committee has the responsibility to actively seek individuals qualified to become members of the Board. The Governance Committee is empowered to engage a third-party search firm to assist it in identifying qualified candidates but to date has determined that such assistance has not been required.

MBT’s Corporate Governance Guidelines & Directors’ Policy and Code of Ethics set forth the following criteria for directors: independence; honesty and integrity; willingness to devote sufficient time to fulfilling duties as a director; particular experience, skills or expertise relevant to the Corporation’s business and ties to the Corporation’s geographic markets. It is the policy of the Governance Committee to consider the impact of particular director nominees on the diversity of the Board of Director’s overall experience in business and other areas relevant to the Corporation’s business; the impact on the diversity of the Board’s composition in terms of age, skills, ethnicity, gender, and other factors relevant to the Corporation’s business; and number of other public company boards on which the candidate may serve. The Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. MBT’s Corporate Governance Guidelines provide that shareholders may submit names to the Governance Committee for consideration as director nominees.

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Shareholder Nominations, Shareholder Proposals and Shareholder Communications

Shareholder Nominations. Under MBT’s Corporate Governance Guidelines and Directors’ Policy, the Governance Committee of the Board will consider recommendations for nominations received by shareholders in accordance with the Corporation’s Bylaws. Shareholder recommendations for nomination should be submitted in writing to the Corporation at its principal office in Monroe, Michigan, and must include the shareholder’s name, address, and the number of shares of the Corporation owned by the shareholder. In considering recommendations, the Governance Committee does not distinguish between shareholder recommendations and those made by directors.

The recommendation should also include the name, age, business address, residence address, principal occupation of and number of shares of the Corporation owned by the recommended candidate for nomination. Shareholder recommendations must also include the information that would be required to be disclosed in the solicitation of proxies for the election of directors under federal securities laws, including the candidate’s consent to be elected and to serve. The Corporation may also require any nominee to furnish additional information regarding the eligibility and qualifications of the recommended candidate. Assuming that appropriate biographical and background material has been provided on a timely basis, the Governance Committee will evaluate shareholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates recommended by the Board of Directors or others. If the Board determines to nominate a shareholder-recommended candidate and recommends his or her election, then his or her name will be included in the proxy card for the next annual meeting.

The Corporation’s Bylaws establish advance notice procedures as to the nomination of candidates for election as directors, other than nominations made by the Board of Directors. In order to make a director nomination, the shareholder making the nomination must carefully follow the procedures set forth in the Corporation’s Bylaws. The Bylaws provide that nominations for the election of directors may be made by the Board or by a shareholder entitled to vote in the election of directors. A shareholder may make such a nomination at the annual meeting only if they provide written notice to the Corporation not later than 60 nor more than 90 days prior to the anniversary of the preceding year’s annual meeting. If the date of the annual meeting is changed by more than 20 days from such anniversary date then the deadline for the required notice is 10 days after the date the Corporation mails or otherwise gives notice of the date of such meeting. A shareholder’s notice of intent to make a nomination must contain the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated. The notice must also contain additional information required by the Bylaws. Shareholders may obtain the Bylaws by written request to the Corporation’s Secretary at our principal executive offices.

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Shareholder Proposals To be considered eligible for inclusion in the Corporation’s Proxy Statement for the Annual Meeting of Shareholders in 2013 (the “2013 Annual Meeting”), a proposal must be made by a qualified shareholder and received by the Corporation at its principal office in Monroe, Michigan, not later than November 20, 2012. In addition, our Bylaws require that any shareholder who intends to propose any other matter to be acted upon at the 2013 Annual Meeting must inform the Corporation not later than March 4, 2013 nor earlier than February 2, 2013 and provide the information required by our bylaws. If the date of the 2013 Annual Meeting is changed by more than 20 days from the anniversary of the date of the Annual Meeting in 2012, then the required notice will be 10 days after the date the Corporation mails or otherwise gives notice of the date of such meeting. If a shareholder fails to provide notice as required by our bylaws then the persons named in the Corporation’s proxy will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the proxy statement. Shareholder proposals should be directed to Mr. James E. Morr, Secretary, MBT Financial Corp., 102 East Front Street, Monroe, Michigan 48161. Shareholders may obtain the Bylaws by written request to the Corporation’s Secretary at the Corporation’s principal executive offices.

Shareholder Communications. Shareholders of the Corporation may send communications to the Board of Directors through the Corporation’s office of Corporate Secretary, MBT Financial Corp., Inc., 102 E. Front Street, Monroe, Michigan 48161. Communications sent by shareholders for proper, non-commercial purposes will be transmitted to the Board or the appropriate committee, as soon as practicable.

Code of Conduct and Ethics

We have adopted a written code of conduct and ethics that applies to all our directors, officers and employees, including our Chief Executive Officer and our Chief Financial and Accounting Officer. We have posted a current copy of the code on our website, which is located at www.mbandt.com.

Compensation Committee Interlocks and Insider Participation

Other than Mr. Daly, all members of the Compensation Committee are independent directors, and none of them are present or past employees or officers of ours or any of our subsidiaries. Although Mr. Daly is not independent, he is eligible to serve on the Compensation Committee under an exemption to the NASDAQ rules as disclosed in the Corporate Governance section on page 13. During the past year, certain directors and officers, including members of the Compensation Committee, and one or more of their associates may have been customers of and had business transactions with the Corporation or its subsidiaries. All loans included in such transactions were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons, and did not involve more than normal risk of collectability or present other unfavorable features. It is expected that similar transactions will occur in the future. None of our executive officers has served on the board or compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served on our Board or Compensation Committee.

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Audit Committee Report

The Audit Committee oversees the Corporation’s financial reporting process on behalf of the Board of Directors. The Audit Committee is composed of four directors, each of whom is independent as defined by the NASDAQ listing standards and operates under a written charter adopted by the Board, which is available on the Corporation’s website at www.mbandt.com. The Audit Committee retains the Corporation’s independent accountants.

Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Committee discussed with the independent auditors matters required to be discussed by the Statement on Auditing Standards No. 61 as amended, (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in 3200T and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements.. In addition, the Audit Committee has received and reviewed the written disclosures and letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the auditors the auditors’ independence. The Committee has also considered the compatibility of permitted non-audit services with the auditors’ independence.

The Audit Committee discussed with the Corporation’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Corporation the Corporation’s internal control, and the overall quality of the Corporation’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

Peter H. Carlton, Chair

Edwin L. Harwood

Michael J. Miller

Philip P. Swy

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Principal Accounting Firm Fees

The following table sets forth the aggregate fees billed to the Corporation for the fiscal years ended December 31, 2011 and December 31, 2010 by Plante & Moran, PLLC, the Corporation’s principal accounting firm.

	2011		2010
Audit Fees	$192,750		$193,400
Audit-Related Fees	7,110	(a)	39,750	(a)
Tax Fees	14,600	(b)	14,400	(b)
All Other Fees	49,084	(c)	60,700	(c)
	$263,544		$308,250

(a)	Includes fees for services related to information technology external testing and the audit of the Bank’s mortgage lending subsidiary.
(b)	Includes fees for services related to tax compliance and tax planning.
(c)	Includes fees for website design, tax audit assistance, and miscellaneous consultations.

The Audit Committee is responsible for pre-approving all auditing services and permitted non-audit services to be performed by its independent auditors, except as described below.

The Audit Committee will establish general guidelines for the permissible scope and nature of any permitted non-audit services in connection with its annual review of the audit plan and will review such guidelines with the Board of Directors. Pre-approval may be granted by action of the full Audit Committee or, in the absence of such Audit Committee action, by the Audit Committee Chairperson whose action shall be considered to be that of the entire Audit Committee. Pre-approval shall not be required for the provision of non-audit services if (1) the aggregate amount of all such non-audit services constitutes no more than 5% of the total amount of revenues paid by the Corporation to the auditors during the fiscal year in which the non-audit services are provided, (2) such services were not recognized by the Corporation at the time of engagement to be non-audit services, and (3) such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit. No services were provided pursuant to these exceptions.

Executive Compensation

The Corporation is a “smaller reporting company” within the meaning of Item 10 of Regulation S-K, of the Securities and Exchange Commission and has elected to provide certain disclosures regarding executive compensation under the provisions of Item 402 of Regulation S-K, applicable to smaller reporting companies.

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Stock Ownership and Retention Policy

Consistent with the stated philosophy of aligning the interests of executives with those of shareholders, the Board believes that all executive officers should maintain a meaningful level of ownership in the Corporation’s stock over their period of service. Under the current policy, a targeted share ownership level (number of shares) is established for each named executive officer. The targeted number of shares is subject to annual review and may be increased at the discretion of the Board. Named executive officers were expected to attain this ownership level during 2011, and maintain this level during their period of executive officer service. Executive officers were to meet the share ownership targets from either equity based awards or purchase of shares on the open market. 100% of all shares awarded under the MBT Financial Corp. Long Term Incentive Compensation Plan or the 2008 Stock Incentive Plan, net of taxes due, are to be retained by the executive until the share ownership target is attained. Upon attainment of the share ownership target, all future shares awarded under any equity grant are to be retained for a minimum of one year. The Board has set the share ownership target for Mr. Chaffin, the CEO of the Corporation, at 27,000 shares and 10,000 for each of the Corporation’s other named executive officers. All of such officers have met their share ownership requirement of the policy. Each director must own at least 1,000 shares of the Corporation’s common stock within 90 days, and 30,000 shares within 3 years of appointment or election to the Board of Directors. All directors have met their share ownership requirement of the policy.

Role of Executive Officers in Determining Compensation

H. Douglas Chaffin, our President and Chief Executive Officer, recommends to the Compensation Committee base salary, target bonus levels, and long-term incentive grants for our executive officer group (other than himself). Mr. Chaffin makes these recommendations to the Compensation Committee based on guidelines provided by this Committee, and judgments regarding individual performance. Mr. Chaffin is not involved with any aspect of determining his own pay.

Impact of Accounting and Tax Treatments of Compensation

The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation for our executive officers. However, the Compensation Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to the Corporation with the benefit/value to the executive.

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the corporation’s chief executive officer and four other most highly paid executive officers. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met. We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation to comply with certain exemptions in Section 162(m). However, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of the shareholders, after taking into consideration changing business conditions or the officer’s performance.

With the adoption of ASC 718, we do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment is not expected to have a material effect on the selection of forms of equity compensation in the future.

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Compensation Committee

The Compensation Committee is responsible for discharging the responsibilities of the Board of Directors with respect to the compensation of our executive officers. The Compensation Committee sets performance goals and objectives for the chief executive officer and the other executive officers, evaluates their performance with respect to those goals and sets their compensation based upon the evaluation of their performance. In evaluating executive officer pay, the Compensation Committee may retain the services of a compensation consultant and consider recommendations from the chief executive officer with respect to goals and compensation of the other executive officers. The Compensation Committee assesses the information it receives in accordance with its business judgment. The Compensation Committee also periodically reviews director compensation. All decisions with respect to executive and director compensation are approved by the Compensation Committee and recommended to the full Board for ratification.

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Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (#1)	Option Awards ($) (#2)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($) (#3)	All Other Compensation ($) (#4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
H. Douglas
Chaffin	2011	302,718	-	18,500	11,250	-	58,233	16,386	407,087
President &	2010	297,682	-	31,000	-	-	-	15,300	343,982
Chief Executive	2009	297,682	-	25,755	7,285	-	40,868	24,623	396,213
Officer (PEO)

John L. Skibski	2011	163,577	-	9,250	3,750	-	-	7,214	183,791
EVP & Chief	2010	156,192	-	31,000	-	-	-	7,597	194,789
Financial	2009	156,192	-	14,241	2,726	-	-	12,875	186,034
Officer (PFO)

Thomas G
Myers	2011	163,532	-	9,250	3,750	-	-	7,964	184,496
EVP, Chief	2010	156,787	-	31,000	-	-	-	7,925	195,712
Lending	2009	157,993	-	14,241	2,726	-	-	13,250	188,210
Manager

James E. Morr
EVP, General	2011	150,268	-	9,250	3,750	-	-	9,809	173,077
Counsel and	2010	146,576	-	31,000	-	-	-	8,011	185,587
Chief Risk	2009	146,576	-	14,241	2,726	-	-	13,050	176,593
Officer

Scott E
McKelvey	2011	157,995	-	9,250	3,750	-	-	7,293	178,288
EVP, Senior	2010	150,610	-	31,000	-	-	-	7,530	189,140
Wealth	2009	150,610	-	13,635	2,726	-	-	15,097	182,068
Management
Officer

Summary Compensation Table Footnotes:

(1)	Amounts reflect the aggregate grant date fair value of awards granted during the year valued in accordance with generally accepted accounting principles. Assumptions used in determining fair value are disclosed in the footnote 1, “Summary of Significant Accounting Policies,” and footnote 15, “Stock-Based Compensation Plan” to the consolidated financial statements of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011. The values reported in this column for 2011 represent the value of restricted share units granted that are subject to performance and vesting requirements. 87.5% of the performance requirements are expected to be met. The values reported in this column for 2010 include $31,000 for each of the named executives representing the value of restricted shares granted. The values reported in this column for 2009 include $7,575 for each of the named executives representing the value of restricted shares granted. The remainder of the each executive’s 2009 value represents the value of Restricted Share Unit grants, which were not awarded because the performance requirement was not met.

(2)	Reflects the aggregate grant date fair value of SOSAR grants made during the year valued in accordance with generally accepted accounting principles. Assumptions used in determining fair value are disclosed in the footnote 1, “Summary of Significant Accounting Policies,” and footnote 15, “Stock-Based Compensation Plan” to the consolidated financial statements of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011.

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(3)	Reports increase in present value of Supplemental Executive Retirement Benefit accrual for the given year. Refer to “Supplemental Executive Retirement Plan” discussion below for an explanation of benefit and disclosure of present value of accumulated benefit as of December 31, 2011.

(4)	Includes contributions to the MBT Retirement Plan and certain life insurance premiums paid by the Corporation for the benefit of the named executive officer to provide the benefit under the terms of the Death Benefit Only plan for certain executive officers.

Name	Retirement Contributions ($)	Life Insurance Premiums ($)	Total ($)
H. Douglas Chaffin	9,800	6,586	16,386
John L. Skibski	6,540	674	7,214
Thomas G. Myers	6,491	1,473	7,964
James E. Morr	6,009	3,800	9,809
Scott E. McKelvey	6,317	976	7,293

Narrative Explanation to the Summary Compensation table

Named executive officers participate in an annual incentive plan that provides for awards tied to the profit performance of the Corporation during the fiscal year. The value of any awards paid is disclosed in column (g) of the summary compensation table.

The stock awards reported in column (e) of the Summary Compensation Table represent the grant date value of Restricted Share Units (RSUs) granted to named executive officers on January 27, 2011 to Named Executive Officers. Under the terms of this equity grant, such shares are subject to a vesting requirement that lapses upon the earlier of the recipient’s death or disability, a change in control of the Corporation, or continued employment with the Corporation to December 31, 2013. The RSUs are also subject to weighted performance requirements based on pre tax net income for the Corporation (50% weighted), the Tier 1 Leverage ratio for the Bank (25% weighted), and the amount of non accrual loans at the Bank (25% weighted) for 2011 and 2012. The performance requirements for pre tax net income and non accrual loans were met in 2011, which will result in the award of 37.5% of the shares represented by the RSUs upon completion of the vesting requirement.

Mr. Chaffin participates in a supplemental retirement benefit plan. The increase in value for the fiscal year is reported in column (h) of the Summary Compensation Table. In 2010, Mr. Chaffin voluntarily suspended the increase in his benefit in order to reduce the expense for the Corporation. In 2011, the benefit increase was reinstated by the Board of Directors. The full present value accrued through the end of the fiscal year was $335,795. The value of Mr. Chaffin’s accrued benefit is fully vested. For further information see, “Supplemental Executive Retirement Plan” below.

The named executive officers are participants in the MBT Retirement Plan. This plan is a qualified profit sharing, 401(k) plan. The employer contribution amounts for the fiscal year period for each named executive officer included in column (g) and reported under footnote number 4 of the Summary Compensation Table. Employer contributions under the Plan are structured as a percent of base salary up to statutory compensation limits. Employer contributions for the 2011 fiscal year include Safe Harbor contributions, applied on a non-discriminatory basis for all Plan participants. Employer contributions for the 2009 and 2010 fiscal years include Safe Harbor contributions and matching contributions, applied on a non-discriminatory basis for all Plan participants.

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Outstanding Equity Awards at Fiscal Year-End

(a)	(b)	( c )	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (#1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
H. Douglas Chaffin	19,000	-	-	13.20	1/2/2013
(PEO)	20,000	-	-	16.69	1/2/2014
	28,000	-	-	23.40	1/3/2015
	15,500	-	-	16.24	1/3/2016	3,750	$4,200	5,000	$5,600
	15,500	-	-	15.33	1/3/2017
	15,500	-	-	8.53	6/4/2018
	15,500	-	-	3.03	1/2/2019
	5,000	10,000	-	1.85	1/27/2021
John L. Skibski	1,000	-	-	13.85	1/2/2012
(PFO)	2,334	-	-	13.20	1/2/2013
	11,000	-	-	16.69	1/2/2014
	11,000	-	-	23.40	1/3/2015
	5,800	-	-	16.24	1/3/2016	1,875	$2,100	2,500	$2,800
	5,800	-	-	15.33	1/3/2017
	5,800	-	-	8.53	6/4/2018
	5,800	-	-	3.03	1/2/2019
	1,666	3,334	-	1.85	1/27/2021
Thomas G. Myers	9,500	-	-	13.20	1/2/2013
	12,500	-	-	16.69	1/2/2014
	12,500	-	-	23.40	1/3/2015
	5,800	-	-	16.24	1/3/2016	1,875	$2,100	2,500	$2,800
	5,800	-	-	15.33	1/3/2017
	5,800	-	-	8.53	6/4/2018
	5,800	-	-	3.03	1/2/2019
	1,666	3,334	-	1.85	1/27/2021
James E. Morr	4,500	-	-	13.85	1/2/2012
	5,500	-	-	13.20	1/2/2013
	12,500	-	-	16.69	1/2/2014
	12,500	-	-	23.40	1/3/2015
	5,800	-	-	16.24	1/3/2016	1,875	$2,100	2,500	$2,800
	5,800	-	-	15.33	1/3/2017
	5,800	-	-	8.53	6/4/2018
	5,800	-	-	3.03	1/2/2019
	1,666	3,334	-	1.85	1/27/2021
Scott E. McKelvey	8,334	-	-	13.20	1/2/2013
	9,000	-	-	16.69	1/2/2014
	9,000	-	-	23.40	1/3/2015
	4,800	-	-	16.24	1/3/2016	1,875	$2,100	2,500	$2,800
	4,800	-	-	15.33	1/3/2017
	5,800	-	-	8.53	6/4/2018
	5,800	-	-	3.03	1/2/2019
	1,666	3,334	-	1.85	1/27/2021

(1) All reported options expiring on January 27, 2021 become fully vested on December 31, 2013.

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Supplemental Executive Retirement Plan

The Corporation has established The Monroe Bank & Trust Supplemental Executive Retirement Agreement (the “SERP”) for the benefit of Mr. Chaffin. The SERP provides for payment of a supplemental retirement benefit payable at age 65 equal to 65% of the executive’s annual base salary at retirement reduced by 50% of the executive’s Primary Social Security Benefit and the life annuity value of accumulated employer contributions at age 65 in the executive’s account balance under the Monroe Bank Retirement Plan. The resulting annual benefit amount is converted to 12 equal monthly amounts and paid monthly for 120 months commencing at age 65. The executive’s annual benefit at normal retirement age (65) is projected to be $201,232, based on current fiscal year compensation and continued service to normal retirement age. The agreement further provides for an early termination benefit equal to a portion of the full accrued benefit value determined at the early termination date and otherwise payable at age 65. The value of the executive’s vested accrued benefit at early termination is payable in the form of 120 equal monthly installments commencing at age 60, if termination is before age 60, or upon termination after age 60. The executive became fully vested in his accrued benefit on April 2, 2009. If the executive were to terminate employment at December 31, 2011, he is projected to be vested in approximately 61% of the full benefit accrual otherwise payable with continued service to age 65, taking into account pay and the benefit offset amounts valued at termination of employment. The full present value accrued through the end of the fiscal year was $335,795.

Post-Employment Compensation

We have summarized below the material terms of arrangements that would be made to each of our named executive officers upon their termination of employment or upon a change in control as follows:

Payments or benefits upon termination of employment in connection with a Change-in-control

The Corporation has entered into certain severance or change-in-control agreements with its named executive officers.

H. Douglas Chaffin Change in Control Agreement

The Corporation has entered into a Change in Control Agreement with Mr. Chaffin, the Corporation’s Chief Executive Officer.

The terms of the Change in Control Agreement provide that in the event of a change in control of the Corporation as defined in the agreement, Mr. Chaffin is entitled to a severance payment in the event of his termination, without cause, equal to his annual compensation, which is defined to include his then current salary plus his previous year's cash bonus. The severance payment is also payable in the event of his involuntary termination of employment or demotion within two years of the change in control, or his voluntary termination during the period beginning six months following the change in control and ending nine months after the change in control. In addition, Mr. Chaffin is entitled under the terms of the agreement to receive certain health, disability, dental, life insurance and other benefits for a one-year period following a change in control.

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Mr. Chaffin’s Change in Control Agreement provides for the reimbursement of certain excise taxes imposed upon payments received by Mr. Chaffin, which are deemed "excess parachute" payments under the provisions of Section 280G of the Internal Revenue Code. In the event such payments are deemed excess parachute payments, then the amount of the payment is increased in an amount sufficient to eliminate any excise tax imposed under Section 4999 of the Internal Revenue Code and otherwise payable by Mr. Chaffin.

Other Named Executive Officers – Separation and Change in Control Agreements

The Corporation has entered into identical agreements with Messrs. McKelvey, Morr, Myers, and Skibski providing for certain severance payments following termination of employment other than for cause. The agreements provide that in the event such payments are deemed excess parachute payments, then the amount of the payments provided for in the agreement for each executive will be reduced in an amount which eliminates any and all excise tax to be imposed under Section 4999 of the Internal Revenue Code.

Involuntary Not For Cause Termination or Good Reason Resignation. In the event the Corporation terminates the employment of any of the named executive officers, without cause, prior to a "change in control," as that term is defined in each of the agreements, the executive is entitled to receive as severance pay one year of his base salary. Under the terms of the agreements, 50% of the severance payment is disbursed in a lump sum upon termination, with the remaining amount payable over the twelve months immediately following termination. In addition, the Corporation is obligated to pay the COBRA premiums for the continuation of healthcare benefits for the executive and his eligible dependants for the twelve month period following termination of employment.

Involuntary Termination or Good Reason Resignation in Connection with Change in Control. In the event the Corporation terminates the employment of the named executive officer, without cause, within one year after a change in control, the executive is entitled to severance payment equal to one year of his base salary, plus an amount equal to his average annual cash bonus for the prior three year period. Under the terms of the agreements, the entire severance payment is due within ten days after the executive's termination.

Material Terms of Agreements

The following additional terms apply to both Mr. Chaffin’s Change in Control Agreement and the Separation and Change in Control Agreements with the other named executive officers.

Confidentiality, Non-competition and Non-solicitation Agreements. While employed by the Corporation and for a period of one year following the executive’s termination of employment for any reason, the executive shall be bound by the terms of a confidentiality, non-solicitation, and non-competition agreement which prohibits the executive, without prior written consent of the Corporation, from rendering services directly or indirectly, as an employee, officer, director, consultant, advisor, partner, or otherwise, for any organization or enterprise which competes directly or indirectly with the business of the Corporation in providing financial products or services to consumers or businesses in Monroe County, Michigan and its contiguous counties and municipalities.

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Termination for Cause. The executives will be entitled to certain benefits as described above if the executive’s employment is terminated by the Corporation for reasons other than for cause. A termination is for cause if it is for any of the following reasons: (i) the executive’s criminal dishonesty, (ii) the executive’s refusal to perform his duties on an exclusive and substantially full-time basis, (iii) executive’s refusal to act in accordance with any specific substantive instructions given by the Corporation with respect the executive’s performance of duties normally associated with his position prior to a Change in Control, or (iv) the executive’s engaging in conduct which could be materially damaging to the Corporation without a reasonable good faith belief that such conduct was in the best interest of the Corporation.

Definition of a Change in Control. We have defined a Change in Control under Mr. Chaffin’s Change in Control Agreement and the Separation and Change in Control Agreements covering our other named executive officers as an event that is a: (i) Change in Ownership, (ii) Change in Effective Control, or (iii) Change in Ownership of a Substantial Portion of Assets.

Change in Ownership. A change in ownership of the corporation occurs when one person or a group acquires stock that combined with stock previously owned, controls more than 50% of the value or voting power of the stock of the Corporation.

Change in Effective Control. A change in effective control occurs on the date that, during any 12-month period, either (x) any person or group acquires stock possessing 35% of the voting power of the corporation, or (y) the majority of the board is replaced by persons whose appointment or election is not endorsed by a majority of the Board.

Change in Ownership of a Substantial Portion of Assets. A change in ownership of a substantial portion of the assets occurs on the date that a person or a group acquires, during any 12-month period, assets of the Corporation having a total gross fair market value equal to 40% or more of the total gross fair market value of all of the Corporation's assets.

Acceleration of Vesting - Equity Acceleration. In the event of Change in Control of the Corporation, as defined under the MBT Financial Corporation Long-Term Incentive Compensation Plan, all unvested stock options and restricted stock units (RSUs) granted under the plan shall become immediately and unconditionally vested.

Payments or benefits made upon termination due to Retirement

Retiree Medical Coverage

Upon retirement, executive officers named on the Summary Compensation Table who have attained the age of 55 with at least 5 years of service, and who are covered under a medical plan offered by the Corporation at retirement, may participate in the retiree medical plan provided by the Corporation. Employees below the Senior Vice President level may also participate in the retiree medical plan if they are at least age 55, and their age plus years of service is at least 80. All eligible employees of the Corporation participate in the same retiree medical benefits plan insured through BlueCross/BlueShield. The Corporation pays the full cost of coverage for the retiree up to a capped amount. The retiree must pay the full premium cost of coverage for a spouse. Upon attainment of age 65, benefits provided under the plan coordinate with Medicare, with Medicare becoming the primary payor, and the plan becoming the secondary payor.

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As of December 31, 2011, Messrs. Chaffin, Morr and Myers meet the minimum age and service requirements for participation in the plan.

Payments or benefits at termination due to disability

Benefit payments from supplemental disability policy

All named executive officers are covered under a supplemental disability policy written by Metropolitan Life. This policy provides for payment of a disability benefit in the event of total disability as defined under the policy. Benefit payments from this policy are in addition to any disability benefit payable under the group long term disability plan covering all employees of the Corporation. In addition to the total disability benefit, named executive officers may also become eligible for a Catastrophic Disability Benefit in the event of catastrophic disability as defined under the policy (e.g., loss of sight in both eyes).

Accelerated Vesting of Equity Awards

In the event of disability as defined under the MBT Long Term Incentive Compensation Plan (i.e., permanent and total disability as defined under IRC Section 22(e)(3)), all outstanding unvested stock options become fully vested and subject to exercise. At December 31, 2011, the stock price was less than the exercise price of all outstanding, unvested options; therefore, there is no realizable value associated with these stock options held by named executive officers at this year-end date. An assumption is made for purposes of this disclosure that the executive officer’s employment would cease upon becoming totally and permanently disabled.

Payments or benefits at termination due to death of executive officer during employment period

Death Benefits

Under the terms of the MBT Executive Officer Death Benefit Only Plan (DBO Plan) all named executive officers are eligible for a death benefit in the event of death while employed as an executive officer of the Corporation. The death benefit is payable to the executive officer’s named beneficiary. The death benefit amount is equal to two times the executive officer’s base salary at death, plus an amount equal to a tax gross-up based on a tax rate of 32% on this death benefit. A tax gross-up amount is paid because the death benefits are fully taxable benefit payments made from the general assets of the Corporation. The cost of the insurance attributable to providing this death benefit protection is reflected in all other compensation column (i) of the Summary Compensation Table.

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The referenced death benefit payments are paid from the general assets of the Corporation in accordance with death-benefit-only agreements between the Corporation and each named executive officer. The Corporation has insurance policies in place on the lives of each named executive officer, with the bank named as the beneficiary. Proceeds from these policies serve to reimburse the bank for all death benefit payments made to the executive officer’s beneficiary.

In addition to the death benefit payments referenced above, Mr. Chaffin’s beneficiary will receive his full accrued benefit under the SERP at the date of death, unreduced for early termination before normal retirement age. Assuming a payment trigger date of December 31, 2011, the benefit payment under this plan would be $505,195. This benefit payment would be made from proceeds from a Split Dollar Endorsement attached to certain insurance policies held by the Corporation on the life of Mr. Chaffin. This agreement was entered into between Mr. Chaffin and Monroe Bank & Trust on July 1, 2003, which is the effective date of the SERP. The present value of accumulated benefit of Mr. Chaffin’s SERP is $335,795. This amount is lower than the full benefit accrual amount above because it reflects the impact of early termination before attainment of normal retirement age of 65.

Accelerated Vesting of Equity Awards

In the event of death while employed, all outstanding unvested stock options become fully vested and subject to exercise. At December 31, 2011, the stock price was less than the exercise price of all outstanding, unvested options; therefore, there is no realizable value associated with these stock options held by named executive officers at this year-end date.

Payments or benefits at termination due to death of executive officer after termination of employment

Death Benefits

Under the terms of the MBT Executive Officer Death Benefit Only Plan (DBO Plan) all named executive officers are eligible for a death benefit after termination of employment upon attainment of at least age 55 with at least five years of service, or upon termination of employment due to disability as defined under the group long term disability plan. Upon the death of the eligible executive officer, a benefit payment equal to one times the executive’s base salary at termination of employment will be paid to the named beneficiary. In addition to this payment, a benefit equal to a tax gross-up on the death benefit amount will be paid to the beneficiary. A tax gross-up amount is paid because the death benefits are fully taxable benefit payments made from the general assets of the Corporation.

Director Compensation

General. We review the level of compensation of our non-employee directors on an annual basis. To determine the appropriateness of the current level of compensation for our non-employee directors, we have historically obtained data from a number of different sources including:

•	publicly available data describing director compensation in peer companies; and

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•	survey data collected by our compensation consultant.

Cash compensation is paid to non-employee directors in the form of retainers and meeting fees. The standard annual retainer for board service is $10,000, paid in quarterly amounts of $2,500. The non-executive officer Chairperson receives an additional annual retainer of $10,000. The Chairperson of the Audit Committee is paid an additional annual retainer of $5,000. The Chairperson of the Compensation Committee is paid an additional annual retainer of $2,500. An $800 fee is paid to a director for each board meeting attended. A $700 fee is paid to a director for each committee meeting attended. An additional committee meeting fee of $350 is paid to committee chairpersons.

The following table sets forth a summary of the compensation of our directors for service as directors in 2011.

Director Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (1)	Total ($)
Peter H. Carlton	$35,650	-	-	-	-	$6,742	$42,392
H. Douglas Chaffin (2)	-	-	-	-	-	-	-
Joseph S. Daly	35,858	-	-	-	-	3,231	39,089
Edwin L. Harwood	36,350	-	-	-	-	-	36,350
Thomas M. Huner	31,225	-	-	-	-	-	31,225
Michael J. Miller	38,650	-	-	-	-	9,808	48,458
Debra J. Shah	31,100	-	-	-	-	4,257	35,357
John L. Skibski (3)	-	-	-	-	-	-	-
Philip P. Swy	30,300	-	-	-	-	12,833	43,133
Karen M. Wilson-Smithbauer	32,400	-	-	-	-	5,218	37,618

(1)	Represents the annual mortality cost of the life insurance that we purchased necessary to fund the death benefit amount payable to the director’s named beneficiary pursuant to the Director DBO Plan, as described below.

(2)	Other than the participation by Mr. Chaffin in the Director DBO Plan, Mr. Chaffin does not receive any compensation for service on the board in addition to compensation payable for his service as our employee. The life insurance premiums associated with providing the death benefits to Mr. Chaffin under the Director DBO Plan are included in the all other compensation column of the Summary Compensation table.

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(3)	Mr. Skibski does not receive any compensation for service on the board in addition to compensation payable for his service as our employee.

Director Compensation Plan. We have established the MBT Director Compensation Plan (the “Director Plan”). Under the terms of the Director Plan, non-employee directors may elect each year to have their quarterly cash retainer paid in any combination of the following:

•	cash paid on a quarterly basis;
•	a deferred cash payment;
•	deferred payment in MBT stock;
•	MBT stock; and
•	Up to $2,000 in MBT Stock Only Stock Appreciation Rights (SOSARs) valued using the Black-Scholes stock option pricing model.

Non-employee directors may elect each year to have their meeting fees paid in any of the foregoing except MBT SOSARs. Amounts deferred are paid:

•	in a lump sum at termination of such service as a director,
•	over a 2-5 year period following termination of service, or
•	a specified date indicated in the director’s initial election.

Options granted and MBT stock issued to directors in connection with the Director Plan are made pursuant to, and are subject to all of the terms of, the MBT Long-Term Incentive Compensation Plan. The Director Plan has been amended to comply with the requirements imposed upon nonqualified deferred compensation arrangements by Section 409A of the Internal Revenue Code of 1986, as amended.

Director Death Benefits.

The Corporation maintains the MBT Director Death Benefit Only Plan, which became effective March 1, 2006 (the “Director DBO Plan”) for the benefit of its directors. Mr. Harwood and Mr. Skibski joined the board after 2006 and are not participants in the Director DBO Plan. The Director DBO Plan provides death benefits, to be payable directly by us to the director’s beneficiaries, under the following schedule:

Years of Service	Amount
Less than Three years	$500,000
Three to Six years	$600,000
Six to Ten years	$750,000
Ten plus years	$1,000,000

The Director DBO Plan does not require the annual imputation of taxable income to the director, but beneficiaries are taxed on the receipt of the death benefits paid to them by us. Accordingly, the Director DBO Plan provides for a gross-up of the amount payable to the beneficiary in an amount sufficient to cover all taxes paid by the beneficiaries. We have purchased life insurance policies on the lives of all participants in the Director DBO Plan in amounts sufficient to cover our payment obligations to beneficiaries under the Director DBO Plan, including the death benefit and the tax gross-up obligation. Included in the Director Compensation table in column “g” All Other Compensation, is the mortality charge incurred during 2011 for the benefit of the directors associated with the Director DBO Plan.

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At the time of its original adoption in March, 2006, the Director DBO Plan provided the death benefits to the participating directors both during and after their service as a director. During December 2006, the participating directors agreed to waive any death benefits after termination of service as a director (other than by reason of death), except if a “change of control”, as referred to below, occurs during the director’s service. In the event of such a change of control, the director’s death benefit would continue through his or her death, including the tax gross-up provisions and credit for years of service as a director. We have defined a Change in Control as an event that is a: (i) Change in Ownership, (ii) Change in Effective Control, or (iii) Change in Ownership of a Substantial Portion of Assets.

Change in Ownership. A change in ownership of the corporation occurs when one person or a group acquires stock that combined with stock previously owned, controls more than 50% of the value or voting power of the stock of the corporation.

Change in Effective Control. A change in effective control occurs on the date that, during any 12-month period, either (x) any person or group acquires stock possessing 35% of the voting power of the corporation, or (y) the majority of the board is replaced by persons whose appointment or election is not endorsed by a majority of the board.

Change in Ownership of a Substantial Portion of Assets. A change in ownership of a substantial portion of the assets occurs on the date that a person or a group acquires, during any 12-month period, assets of the corporation having a total gross fair market value equal to 40% or more of the total gross fair market value of all of the corporation's assets.

Director Independence and Related Party Transactions

Director Independence

The Governance Committee of the Board of Directors of the Corporation undertakes a review of director independence annually and reports on its findings to the full Board in connection with its recommendation of nominees for election to the Board. Based upon this review, the Board has determined that all directors are independent, other than Mr. Chaffin, the current President and Chief Executive Officer, Mr. Skibski, the current Chief Financial Officer, and Mr. Daly.

In making its determination regarding the independence of all directors and nominees for director, the Governance Committee reviewed and the Board considered, among other things, the following transactions:

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Director Carlton. Monroe Bank & Trust paid NC, Inc. owned by Nicholas Carlton, Peter H. Carlton’s brother, $106,553 in 2011 for janitorial services at its branch offices. We anticipate paying NC, Inc. a comparable amount for these same services in 2012. Monroe Bank & Trust has used NC, Inc. for janitorial services for several years, beginning prior to Peter H. Carlton’s service as our director. We believe the terms, including price, on which NC, Inc.’s services are provided are competitive and reflect an arms-length transaction. Peter H. Carlton has no interest in NC, Inc. and receives no benefits from the Corporation’s use of its services.

Director Daly. Prior to September 1, 2009, Monroe Bank & Trust, leased its branch located at 2517 Fort Street, Wyandotte, Michigan from D-M Investments, LLC, doing business as D-M Company, a real estate investment firm, of which Mr. Daly is Manager and part owner. On September 1, 2009, the Bank purchased this building from D-M Investments for consideration of $892,000. The previous lease agreement was entered into prior to Mr. Daly becoming a director, and was made on an arms-length basis. The sale of the building in 2009 was made at a price determined by an independent third-party appraisal, and although management believes that the sale was made on an arms-length basis, the NASDAQ Marketplace Rules automatically bar Mr. Daly from being independent based on the amount paid until the beginning of 2013. In addition, Monroe Bank & Trust purchased employee benefits insurance coverage in 2011 for which Daly Merritt, Inc. received $120,962 in commissions. Monroe Bank & Trust anticipates renewing these insurance policies in 2012, for which Daly Merritt, Inc. would receive additional commissions anticipated to be approximately $99,015. During 2011, Mr. Daly was General Counsel and part owner of Daly Merritt, Inc. Also, Monroe Bank & Trust paid a real estate commission of $65,000 to Daly Real Estate Services for their service as the real estate broker for the sale of a foreclosed property in 2011. The $65,000 commission represents 5% of the sale price of the property, which is consistent with the commissions paid to other real estate brokers for similar transactions.

Transactions with Related Parties

Certain directors, nominees, and executive officers or their associates were customers of and had transactions with the Corporation or its subsidiaries during 2011. Transactions that involved loans or commitments by the Bank were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and did not involve more than the normal risk of collectability or present other unfavorable features. Except for the specific transactions described above no director, executive officer or beneficial owner of more than 5% of the Corporation’s outstanding voting securities (or any member of their immediate families) engaged in any transaction (other than such a loan transaction as described) with the Corporation during 2011, or proposes to engage in any transaction with the Corporation, in which the amount involved exceeds $120,000.

Review, Approval or Ratification of Transactions with Related Persons

The Corporation’s Governance Committee Charter requires that all related party transactions be pre-approved by the Corporation’s Governance Committee. Excepted from that pre-approval requirement are routine banking transactions, including deposit and loan transactions, between our subsidiaries and any related party that are made in compliance with, and subject to the approvals required by, all federal and state banking regulations. In making a determination to approve a related party transaction, the Governance Committee will take into account, among other factors it deems appropriate, whether the proposed transaction is on terms no less favorable than those generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the proposed transaction.

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Securities Exchange Act of 1934 requires the Corporation’s executive officers, directors and more than 10% shareholders (“Insiders”) to file with the Securities and Exchange Commission and MBT Financial Corp. reports of their ownership of the Corporation’s securities. Based upon written representations and copies of reports furnished to the Corporation by Insiders, all Section 16 reporting requirements applicable to Insiders during 2011 were satisfied on a timely basis.

Other Business

Management is not aware of any other matter which may be presented for action at the Annual Meeting other than the matters set forth herein. Should any matter other than those set forth herein be presented for a vote of the shareholders, the proxy in the enclosed form directs the persons voting such proxy to vote in accordance with their judgment.

Delivery of Documents to Shareholders Sharing an Address

If you share an address with another MBT shareholder, you may request our transfer agent, American Stock Transfer and Trust Company, to deliver one set of voting materials to your address. You will then receive only one set of voting materials at that address, unless otherwise requested by one or more of the shareholders at that address. A separate proxy card is included in the voting materials for each of these shareholders. If you have only received one set, you may request separate copies of the voting materials at no additional cost to you by calling American Stock Transfer and Trust Company at (800) 937-5449 or by writing to American Stock Transfer and Trust Company at American Stock Transfer and Trust Company, 6201 15th Avenue, Brooklyn, NY 11219.

You may also contact American Stock Transfer and Trust Company by calling or writing if you would like to receive separate voting materials for future annual meetings.

You may request that we send you and the other shareholders who share an address with you only one set of voting materials by calling American Stock Transfer and Trust Company at (800) 937-5449 or by writing to American Stock Transfer and Trust Company at American Stock Transfer and Trust Company, 6201 15th Avenue, Brooklyn, NY 11219.

We urge you to submit your proxy as promptly as possible whether or not you plan to attend the Annual Meeting in person. You may do so mail, phone, or internet by following the instructions provided under the section of this Proxy Statement captioned “General Information about the Annual Meeting and Voting Securities and Procedures – How do I vote my shares without attending the Annual Meeting?”

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PROXY FOR

MBT FINANCIAL CORP.

SHAREHOLDERS’ ANNUAL MEETING

KNOW ALL MEN BY THESE PRESENTS, That I, the undersigned holder of common shares of MBT Financial Corp. do hereby constitute and appoint with the full power of substitution, H. Douglas Chaffin, James E. Morr, and John L. Skibski my true and lawful attorneys and proxies, and each of them my true and lawful attorney and proxy, to attend the Annual Meeting of Shareholders of MBT Financial Corp. to be held at the Monroe Bank & Trust headquarters, 10 Washington Street, Monroe, Michigan 48161, on Thursday, May 3, 2012 at 10:00 o’clock a.m., or at any adjournment thereof, and at such meeting or any adjournment thereof, to vote the shares of stock of MBT Financial Corp. standing in my name with respect to the following matters.

(Continued and to be signed on the reverse side)

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ANNUAL MEETING OF SHAREHOLDERS OF

MBT FINANCIAL CORP.

May 3, 2012

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

The Board of Directors recommends a vote “FOR” the election as director of each of the nominees listed below.

The Board of Directors recommends a vote “FOR” Proposals Two, Three, and Four listed below.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.  Election of Directors – To elect a board of directors for the ensuing year.

                                                              Nominees:

☐ FOR ALL NOMINEES            ○ Peter H. Carlton

                                                       ○ H. Douglas Chaffin

☐ WITHHELD AUTHORITY     ○ Joseph S. Daly

     FOR ALL NOMINEES            ○ Edwin L. Harwood

                                                       ○ Michael J. Miller

☐ FOR ALL EXCEPT                  ○ Debra J. Shah

     (See instructions below)           ○ John L. Skibski

                                                       ○ Philip P. Swy

                                                       ○ Karen Wilson-Smithbauer

INSTRUCTION:   To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

2. Proposal Two – Ratification of the appointment of Plante & Moran, PLLC as the independent auditors of the Corporation for the 2011 fiscal year.

☐    FOR       ☐ AGAINST        ☐ ABSTAIN

3.  To take any action which may be necessary or proper in connection with the foregoing matters, or any other matter legally coming before the meeting, or any adjournments thereof.

I hereby give to said attorneys and proxies, and to each of them, or to any substitute or substitutes, full power and authority to do any and all acts and things which I might or could do if personally present, and hereby ratify and confirm all that said attorneys and proxies, and each of them, or their substitute or substitutes, might lawfully do or cause to be done by virtue thereof.

In their discretion, the proxies are authorized to vote in their judgment upon such other business as properly may come before the meeting or any adjournment thereof.  At the present time, the Board of Directors knows of no other business to be presented at the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S).  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE ABOVE NOMINEES FOR ELECTION AS DIRECTOR AND FOR PROPOSAL 2.

THIS PROXY IS REVOCABLE AND IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:
Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.